Exhibit 99.1

Contact:

Jay Carlson
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

Peregrine Pharmaceuticals Reports Fourth Quarter and Year-End Fiscal Year 2015

Financial Results and Recent Developments

-- Phase III SUNRISE Clinical Trial on Track to Complete Patient Enrollment by Calendar Year-End 2015 –

-- Initiation of Later-Stage Bavituximab Trials to Expand Commercial Potential in NSCLC and Breast Cancer Planned for Second Half of Calendar Year 2015 --

-- Avid’s Contract Manufacturing Revenue Exceeds $26 Million for Fiscal Year 2015 –

TUSTIN, CA – July 14, 2015 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) (NASDAQ: PPHMP), a biopharmaceutical company focused on developing novel investigational products that help harness the body's own immune system to fight cancer, today announced financial results for the fourth quarter and the fiscal year (FY) 2015 ended April 30, 2015 and provided an update on its advancing clinical pipeline and other corporate developments.

Highlights Since January 31, 2015:

“During the fourth quarter, Peregrine achieved multiple milestones spanning all areas of the business. Most importantly, we remain on schedule to complete patient enrollment in the SUNRISE Phase III trial in NSCLC by the end of calendar year 2015, while also planning for the initiation of two new trials designed to further expand our breast and non-small cell lung cancer clinical programs,” said Steven W. King, president and chief executive officer of Peregrine. “Our promising new collaboration with Memorial Sloan Kettering Cancer Center, together with the considerable amount of pre-clinical and clinical data that has been generated recently, serves to further validate bavituximab and its potential to enhance the effects of chemotherapy, as well as immune checkpoint targeting treatments. Today, we are more confident than ever in bavituximab and we are strategically expanding our clinical programs to capture the value that we believe exists in new therapeutic combinations and indications.  Specifically, we are expanding our NSCLC clinical program to include a planned Phase II study combining bavituximab with Opdivo®, an FDA-approved PD-1 inhibitor, while also initiating a planned Phase II/III clinical trial in breast cancer combining bavituximab with chemotherapy. In addition to our drug development efforts, Avid achieved record revenue during this fiscal year 2015 and is on track to grow its revenue in FY 2016 based on the growing backlog of services and the near-term launch of the new manufacturing facility. We look forward to providing updates on our bavituximab clinical program, data from currently enrolling clinical trials and collaborative development efforts in the coming months.”

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Clinical Highlights:

•	Continued progress enrolling ongoing SUNRISE clinical trial in non-small cell lung cancer (NSCLC); study remains on schedule to complete enrollment by end of calendar 2015

•	Peregrine announced plans to expand the bavituximab clinical development program to include a Phase II trial to evaluate the combination of bavituximab and Opdivo® (nivolumab), an anti-PD-1 antibody, in NSCLC, and a Phase II/III trial to evaluate bavituximab with chemotherapy combinations in HER2-negative metastatic breast cancer. These trials are expected to be initiated during the second half of 2015.

•	Phase I study results from an investigator-sponsored trial evaluating bavituximab plus paclitaxel in patients with HER2-negative metastatic breast cancer were published in the peer-reviewed journal, Cancer Medicine. Findings showed that the combination produced an objective tumor response in 85% of evaluable patients, with 15% of patients achieving a complete response, measured in accordance with published Response Evaluation Criteria In Solid Tumors (RECIST).

•	Data presented at the 2015 ASCO annual meeting from a Phase I/II study of bavituximab and sorafenib in advanced hepatocellular carcinoma (HCC) demonstrated that the treatment combination induced multiple signs of immune activation with a corresponding reduction of T-regulatory cells in the tumor environment. The treatment was well-tolerated with no indications of autoimmune adverse events that have been seen with other checkpoint immunotherapies.

Preclinical Highlights:

•	Peregrine and Memorial Sloan Kettering Cancer Center entered into a research agreement to explore the potential of Peregrine's proprietary PS-targeting antibody platform. The goal of the research is to identify effective treatments combining bavituximab with other checkpoint inhibitors or immune stimulating agents.

•	Data from preclinical studies presented at the 2015 ASCO annual meeting demonstrated the ability of the company’s PS-targeting antibodies to significantly increase the prevalence of tumor infiltrating CD8+ T-cells and immune-activating cytokines, while decreasing tumor-promoting macrophages and myeloid cells. These findings highlight the ability of the antibodies to enhance the anti-tumor effects of both chemotherapy and immune checkpoint inhibitors.

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•	Two preclinical abstracts and one clinical translation abstract were presented at the 106th Annual Meeting of the American Association for Cancer Research (AACR). Most notably, initial data from a pilot study of clinical translational ex vivo cultures show that bavituximab, both alone and with docetaxel, elicits evidence of a tumor-specific immune response in patients with human adenocarcinoma of the lung including tumors with low PD-L1 expression.

•	Preclinical data presented at the Keystone Tumor Immunology Symposium showed that a phosphatidylserine (PS)-targeting antibody equivalent to bavituximab combined with an anti-PD-1 antibody displayed statistically significant increases in tumor fighting immune cells, activation signals and inflammatory cytokines in a model of melanoma compared to anti-PD-1 alone. Moreover, cells that suppress the immune system from recognizing tumors, such as myeloid-derived suppressor cells (MDSCs), were reduced by more than 40% in the combination with the PS-targeting antibody versus anti-PD-1 alone.

Commenting on data presented at the 2015 ASCO meeting, Jeff T. Hutchins, Ph.D., vice president of preclinical research stated, “Measurements of cellular immune activation markers and cytokine profiles in multiple tumor models consistently support the potential of our PS-targeting antibodies to work synergistically with approved and investigational immunotherapies. Our preclinical studies show that combination treatment with an anti-PD-1 antibody yields superior tumor growth inhibition in a larger percentage of subjects while also exhibiting multiple immunostimulatory changes generally associated with anti-tumor immune responses as compared to anti-PD-1 alone. Taken together, these results support the potential of bavituximab to increase the number of subjects whose tumors express increased levels of PD-1 positive T-cells and provide rationale for the clinical evaluation of bavituximab with PD-1 or PD-L1 targeting drugs in lung cancer and other indications.”

Avid Bioservices Highlights:

•	Avid Bioservices reports revenue growth of 20% for FY 2015 with revenues of more than $26 million from contract manufacturing business.

•	Contract manufacturing committed backlog hits $40 million from existing customers.

•	Avid makes significant progress toward launching its new state-of-the-art contract manufacturing facility.

"Avid Bioservices had a strong fourth quarter and record fiscal year (FY) generating $9.3 million in contract manufacturing revenue in the fourth quarter of FY 2015 and $26.7 million in contract manufacturing revenue for the full FY 2015," said Paul Lytle, chief financial officer of Peregrine. "We have also continued to see a strong demand for contract manufacturing services that has grown our committed backlog to approximately $40 million. With the new manufacturing facility coming online in the near future, Avid is positioned to meet the growing demand of existing and potential future clients while also preparing for our potential commercial launch of bavituximab.”

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Corporate – Intellectual Property

The European Patent Office (EPO) granted Patent Number 2,269,656, licensed to Peregrine titled "Selected Antibodies Binding to Aminophospholipids and their Use in Treatment, Such as Cancer." The patent covers bavituximab as a composition of matter and for use in therapy, such as for treating cancer including in combination with radiotherapy or chemotherapy, e.g., with docetaxel. This important patent expands upon the company’s intellectual property portfolio, which now numbers more than 140 worldwide issued patents and pending applications for the bavituximab oncology program.

FINANCIAL RESULTS

Total revenues for the fourth quarter FY 2015 were $9,308,000, compared to $6,474,000 for the same quarter of the prior fiscal year. For FY 2015, total revenues were $26,781,000, compared to $22,401,000 for the prior fiscal year. The fourth quarter FY 2015 and FY 2015 increases were attributed to an increase in contract manufacturing revenue.

Contract manufacturing revenue from Avid's clinical and commercial biomanufacturing services provided to its third-party clients increased 44% to $9,308,000 for the fourth quarter FY 2015 compared to $6,474,000 for the fourth quarter FY 2015 and increased 20% to $26,744,000 for FY 2015 compared to $22,294,000 for FY 2014. The fourth quarter FY 2015 and FY 2015 increases were primarily attributed to an increase in demand for contract manufacturing services. Current contract manufacturing commitments from Avid's third-party customers are approximately $40 million, covering services to be provided during FY 2016 and into FY 2017. Based on this current backlog, Peregrine expects contract manufacturing revenue for FY 2016 to be between $30 and $35 million. In addition to providing biomanufacturing services to its third-party customers, Avid will continue to prepare for the potential commercialization of bavituximab.

Total costs and expenses for the fourth quarter FY 2015 were $21,477,000, compared to $17,003,000 for the fourth quarter FY 2014. For FY 2015, total costs and expenses were $77,280,000 compared to $58,107,000 for FY 2014. These increases for both fourth quarter FY 2015 and FY 2015 were primarily attributable to an increase in research and development expenses associated with the Phase III SUNRISE trial. For the fourth quarter FY 2015, research and development expenses were $11,531,000, compared to $8,813,000 for the fourth quarter FY 2014, and for FY 2015 were $42,996,000 compared to $27,723,000 for FY 2014. In addition, cost of contract manufacturing increased 24% to $4,758,000 and 19% to $15,593,000 for the fourth quarter FY 2015 and FY 2015, respectively, primarily due to higher reported revenue compared to the same prior year periods. For the fourth quarter FY 2015, selling, general and administrative expenses were $5,188,000, compared to $4,361,000 for the fourth quarter FY 2014 and for FY 2015 were $18,691,000 compared to $17,274,000 for FY 2014.

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Peregrine's consolidated net loss attributable to common stockholders was $13,513,000 or $0.07 per share, for the fourth quarter of FY 2015, compared to a net loss attributable to common stockholders of $10,649,000, or $0.06 per share, for the same prior year quarter. For FY 2015, net loss attributable to common stockholders was $54,054,000, or $0.30 per share, compared to $35,763,000, or $0.22 per share, for FY 2014.

Peregrine reported $68,001,000 in cash and cash equivalents as of April 30, 2015, compared to $77,490,000 at fiscal year ended April 30, 2014.

More detailed financial information and analysis may be found in Peregrine's Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission today.

Conference Call

Peregrine will host a conference call and webcast this afternoon, July 14, 2015, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.peregrineinc.com/events.cfm.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a pipeline of novel drug candidates in clinical trials for the treatment and diagnosis of cancer. The company's lead immunotherapy candidate, bavituximab, is in Phase III development for the treatment of previously-treated non-small lung cancer (the "SUNRISE trial") along with several investigator-sponsored trials evaluating other treatment combinations and additional oncology indications. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. For more information, please visit www.peregrineinc.com.

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Opdivo® is a registered trademark of Bristol-Myers Squibb Company

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the company may experience delays in the enrollment of patients in the Phase III SUNRISE trial and that the Phase III SUNRISE trial may not achieve its anticipated enrollment timeline, the risk that the results from the Phase III SUNRISE trial may not support a future Biologics License Application (BLA) submission, the risk that the company may not have or raise adequate financial resources to complete the Phase III SUNRISE trial or its planned late-stage clinical trials, the risk that data from pre-clinical studies and early stage clinical trials, including ISTs, may not correlate with the results of later stage clinical trials, the risk that data from the company's Immuno-Oncology Development Program and/or translational studies may not correlate to the results of future clinical trials, the risk that Avid's revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2015 (to be filed later today) as well as any updates to these risk factors filed from time to time in the company's other filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2015	2014	2015	2014
	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$9,308,000	$6,474,000	$26,744,000	$22,294,000
License revenue	–	–	37,000	107,000
Total revenues	9,308,000	6,474,000	26,781,000	22,401,000

COSTS AND EXPENSES:
Cost of contract manufacturing	4,758,000	3,829,000	15,593,000	13,110,000
Research and development	11,531,000	8,813,000	42,996,000	27,723,000
Selling, general and administrative	5,188,000	4,361,000	18,691,000	17,274,000
Total costs and expenses	21,477,000	17,003,000	77,280,000	58,107,000

LOSS FROM OPERATIONS	(12,169,000)	(10,529,000)	(50,499,000)	(35,706,000)

OTHER INCOME (EXPENSE):
Interest and other income	34,000	281,000	142,000	349,000
Interest and other expense	–	–	(1,000)	(5,000)

NET LOSS	$(12,135,000)	$(10,248,000)	$(50,358,000)	$(35,362,000)

COMPREHENSIVE LOSS	$(12,135,000)	$(10,248,000)	$(50,358,000)	$(35,362,000)

Series E preferred stock accumulated dividends	(1,378,000)	(401,000)	(3,696,000)	(401,000)

Net loss attributable to common stockholders	$(13,513,000)	$(10,649,000)	$(54,054,000)	$(35,763,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	188,747,579	177,264,434	182,558,332	161,579,649

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.07)	$(0.06)	$(0.30)	$ (0. 22)

-continued-

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2015 AND 2014

	2015	2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$68,001,000	$77,490,000
Trade and other receivables, net	3,813,000	1,332,000
Inventories	7,354,000	5,530,000
Prepaid expenses and other current assets, net	1,355,000	1,419,000

Total current assets	80,523,000	85,771,000

PROPERTY AND EQUIPMENT:
Leasehold improvements	1,538,000	1,538,000
Laboratory equipment	5,965,000	5,646,000
Furniture, fixtures, office equipment and software	3,991,000	2,679,000
Construction-in-progress	11,819,000	–

	23,313,000	9,863,000
Less accumulated depreciation and amortization	(8,189,000)	(7,416,000)

Property and equipment, net	15,124,000	2,447,000

Other assets	1,817,000	2,327,000

TOTAL ASSETS	$97,464,000	$90,545,000

-continued-

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2015 AND 2014 (continued)

	2015	2014
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$10,385,000	$2,434,000
Accrued clinical trial and related fees	3,910,000	4,433,000
Accrued payroll and related costs	4,606,000	3,837,000
Deferred revenue, current portion	6,630,000	5,241,000
Customer deposits	11,363,000	5,760,000
Other current liabilities	437,000	502,000

Total current liabilities	37,331,000	22,207,000

Deferred revenue, less current portion	–	292,000
Deferred rent, less current portion	1,098,000	347,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; issued and outstanding - 1,574,764 and 775,000, respectively	2,000	1,000
Common stock - $.001 par value; authorized 325,000,000 shares; issued and outstanding - 193,346,627 and 178,871,164, respectively	193,000	179,000
Additional paid-in-capital	512,464,000	470,785,000
Accumulated deficit	(453,624,000)	(403,266,000)

Total stockholders' equity	59,035,000	67,699,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$97,464,000	$90,545,000

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